September 12, 2005

via SEDAR

To the following Securities Commissions:

To the following Stock Exchange(s):

B.C. Securities Commission

TSX Venture Exchange

Alberta Securities Commission

Dear Sirs:

Re:

Cardero Resource Corp. (the “Company”)

-    Confirmation of Mailing

Attached with this filing is the Company’s quarterly report for the period ended July 31, 2005.  We confirm that the Company has mailed this quarterly report to its supplemental mailing list, in accordance with National Instrument 51-102, as at today’s date.

Yours truly,

CARDERO RESOURCE CORP.

“Marla K. Ritchie”,

Corporate Secretary

/mkr